Exhibit 99.1

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jeff Henriksen	John Chang
+ 1 (202) 295-4200	+ 1 (202) 295-4212
jhenriksen@cogentco.com	investor.relations@cogentco.com

COGENT COMMUNICATIONS GROUP, INC. ANNOUNCES SALE OF
7.0 MILLION SHARES OF COMMON STOCK

WASHINGTON, D.C. November 9, 2006 — Cogent Communications Group, Inc. (NASDAQ: CCOI) today announced the completion of an underwritten public offering of 7,000,000 shares of its common stock. All 7,000,000 shares of common stock were sold by selling stockholders of Cogent at a price of $14.75 per share, resulting in gross proceeds, before underwriting discounts and offering expenses, of approximately $103.3 million. The closing price of Cogent’s common stock on November 8, 2006 was $15.09 per share. RBC Capital Markets acted as sole manager of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy common stock nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus supplement and related base prospectus for the offering may be obtained by contacting RBC Capital Markets Syndicate Department (612) 371-2818.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP.  Cogent specializes in providing businesses with high speed Internet access and point-to-point transport services.  Cogent’s facilities-based, all-optical IP network backbone spans 14 countries and provides IP services in approximately 90 markets located in North America and Europe.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

#  #  #

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

###